UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-31189
                           --------------------------
                         Triad Innovations Incorporated

             (Exact name of registrant as specified in its charter)

                   2533 N Carson St, Carson City, Nevada 89706

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                    Common Stock, Par Value $0.001 Per Share

            (Title of each class of securities covered by this Form)

                                       N/A

                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
 Rule 12g-4(a)(1)(i)       /x/  Rule 12h-3(b)(1)(i)       /x/
Rule 12g-4(a)(1)(ii)       / /  Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(2)(i)        / /  Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(ii)       / /  Rule 12h-3(b)(2)(ii)      / /
                                Rule 15d-6                / /

         Approximate number of holders of record as of the certificate or notice date: aprx. 500

         Pursuant to the requirements of the Securities Exchange Act of 1934, Triad Innovations Incorporated, a Nevada corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     April 27, 2006                                By: /s/      Mark Smith

                                                                       President